Exhibit 10.1

Yan-Ta Shopping Plaza, Xi’an (in progress)

Appraisal Report

Appraised Project: The first phase of the project in progress---Xi’an Yan-Ta International Cultural Square (Current name--- Yan-Ta Shopping Plaza, Xi’an), the planed construction coverage is 32,945 m2.

Consigner: Shaanxi Xinyuan Real Estate Co., Ltd.

Appraiser: Shaanxi Star Realty Evaluation Co., Ltd.

Certified Realty Appraiser of P.R.C: Lu Dan

Beginning Date: Oct. 11th, 2005

Appraisal Period: Oct. 11th, 2005--- Oct. 13th, 2005

Report No.: (2005) 662

Table of Contents

I.  Letter to the Consigner…………………………………………………………………............3
II. Statement of Appraiser…………………………………………………………………………4

Letter to the Consigner

Oct. 13th, 2005

Shaanxi Xinyuan Real Estate Co., Ltd.:

As entrusted by your Company, we have appraised your reality in progress---Xi’an Yan-Ta International Cultural Square (with the planed construction coverage of 32,945 m2) which lies in Chang’an Road, Yan-Ta District, Xi’an. The purpose of this Appraisal is to provide value reference for inquiry of assets, and the date of appraisal is Oct. 11th, 2005. Based on the related laws, regulations, technological rules and operating regulations of the realty appraisal, and the fair, just and open appraisal principles, we, with our realty appraising experience and our examination calculation and analysis, have finished the Appraisal Report, and the value of the appraised project is 304,247,100 Yuan.

Statement of Appraiser

We hereby seriously declare:

  The statements in this Report are true and accurate.
  The analysis, opinions and conclusions in this Report thereof are based on our fair and professional appraisal, while restricted by some assumptions and restrictive conditions stated in this Report.
  We have scouted and inspected Xi’an Yan-Ta International Cultural Square on site and we will take any responsibility concerning the objectiveness, truth and just of the scout and inspection, however, our scout and inspection is limit to its external face and current conditions, our appraisal for any part of the project covered or undisclosed based on the materials and information provided by the consigner. We refuse researching or investigating quality of construction structure of the appraised project unless other agreements involved.
  No interest exists between us and the appraised project, and no interest or prejudice between us and the consigner.
  We have analyzed basing on the National Standard of PRC “Realty Appraisal Criterion” to prepare this Appraisal Report.
  Nobody has provided any important or professional helps and advices for this Appraisal Report.

Certified Realty Appraiser of P.R.C: Lu Dan

Oct. 13th, 2005

Assumptions and Restrictive Conditions

  The consigner must provide true, integrated and legal information and materials and shall take complete responsibilities if they provided false and non-integrated information and materials.
  The realty developer would keep its businesses and operations going on.
  The appraisers have, based on their professional knowledge and ability, determined the fair market price of the appraised project, but this Report didn’t take adverse influence of future market changes and other short-term compulsory sanctions into its account due to the continuation of realty mortgage. And the sanction price of the realty, if the short-term compulsory sanctions occurred, will be generally lower than regular market price.
  The realty market is open, equal and free-willing on the date of appraisal.
  The construction area used in this Appraisal Report is the comparatively smaller number compared between two areas listed on the “building permit” and “practicability analysis report” provided by the consigner; and the land area is listed on the “land use right permit”.
  The functions and other relating purposes of the appraised project are provided by the consigner, but many uncertain factors of such unfinished project may have some influences on this appraisal result. Providing that any change taken place, we reserve rights to amend this Appraisal Report.
  In case changes concerning the standard of quality and price of the appraised project occurred within the validity of this Appraisal Report, and, providing that such changes is of obvious influence to the value of the appraised project, then, our appraisal conclusion can’t been used.
  We take neither influences on this appraisal conclusion from material changes of national macroeconomic control, forces of nature and other force majeure into account in this appraisal result nor influences of special trade way.
  The appraised project hasn’t involved any dispute concerning property right.
  This Report is made only for the purpose of this appraisal, which can’t be used for economic activities of other appraisal purpose.
  This Appraisal Report and other relating appraisal technologic report shall not be partly or totally disclosed to any public medium without agree of Shaanxi Star Evaluation Co., Ltd., or provided to any institute or individual except the consigner, examination department of the appraisal report, or lending bank. The right to explain this Report shall solely due to Shaanxi Star Evaluation Co., Ltd.
  The validity of this Report is one year as of the date of appraisal.

Oct. 13th, 2005

Report of Appraisal Result

  The consigner: Shaanxi Xinyuan Real Estate Co., Ltd.
  Legal representative: Yang Shuzhen
  Appraiser: Shaanxi Star Realty Evaluation Co., Ltd.
  Legal representative: Wang Jimian
  Date of Appraisal: Oct. 11th, 2005
  Appraisal Purpose: to provide value reference for inquiry of assets
  Appraisal Basis
  1)      Urban real estate administrative law of the People's Republic of China;
  2)      Land administrative law of the People's Republic of China;
  3)      National standard of the People's Republic of China--the appraisal norm of the real estate);
  4)      The guarantee law of the People's Republic of China;
  5)      The relating materials compiled by the appraisal officers and appraisers;
  6)      The relating materials provided by the consigner;
  To define “value”: This Report adopts the standard of open market value. The appraisal value in this Report is current value on the date of appraisal.
  Principle of Appraisal:
  On the principle of fair, just and open, the Report also follows the following technological principles:
       (1)    Principle of legality
       (2)    Principle of best utilization
       (3)    Principle of appraising date
       (4)    Principle of substitution
  General information of the appraised realty
  Xi’an Yan-Ta International Cultural Square, developed by Shaanxi Xinyuan Real Estate Co., Ltd, is an integrative architectural complex of shopping, catering, entertainment and tour, lies along Yanta West Road and Wei 1 Street to the south. It’s a grass square on the ground with the length of 736 meters from south to north and of respectively 65 meters in the both sides of the east and the west, covering 103.5 mu. The cultural square adapts the sinkage style of construction with two-story commercial area under the ground, and the open square on the ground will be returned to the government. Total construction area of the Square is 108,710m2. It will take 36 months (excluding period of applying for processes) to finish two-phase construction: the first phase of the project (land A) covers 35mu with construction area of 32,945m2, preparation for the first phase has been finished at the end of 2004 and now major project has been started. It’s estimated that the first phase of the project will be delivered in January of 2006; total construction area of the second phase (including land B, land C and land D) is 75,765 m2, covering 68.5mu, it’s planned to started the second phase in June of 2005 and to be finished in December of 2007.

  The Cultural Square is designed as five sectors as the theme of audio & video (movie city), art-education (show center), entertainment, sport (skating rink, gymnasium) and tour (internet world). It’s believed that Xi’an Yan-Ta International Cultural Square will be a new attractive place in the Xiaozhai Commercial District as well as in Yanta District and surrounding regions.

  The appraised project is Xi’an Yan-Ta International Cultural Square with construction area of 32,945m2.

  Appraisal method:
  There are many methods to appraise real estate, but for Xi’an Yan-Ta International Cultural Square with potentials of investment and development, we adapted the method of assumption, that is, we estimated the value of the project after being developed, and then deducted the estimated developing costs, taxes and profits etc., at last we got the objective and reasonable price or value.
  Appraising result:
  Appraisers have, based on the purpose, principles and science method of the appraisal, obtained the appraisal value of the project as 304,247,100 Yuan.
  Appraising period: Oct. 11th, 2005----Oct. 13th, 2005
  Validity of the appraisal report: Oct. 13th, 2005---Oct. 12th, 2006

Signature of the Appraiser: Lu Dan

Signature of Checker: Dang Guoping

Oct. 13th, 2005

Annex

  The copies of “land use permit”, “building permit” and “development qualification certificate”, and the “construction plan” provided by the consigner;
  The copies of business license and enterprise code certificate of the consigner;
  The copies of business license and enterprise code certificate of the appraising institute;
  The copy of qualification certificate of the appraising institute;
  The copy of qualification certificate of the certified realty appraiser of PRC.